Exhibit 10.1

Execution Version

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is entered into as of March 3, 2020 by and between EQM Midstream Partners, LP, a Delaware limited partnership (the “Lender”), and Equitrans Midstream Corporation, a Pennsylvania corporation (the “Borrower”). Each of the Borrower and the Lender are sometimes referred to herein collectively as the “Parties.”

WHEREAS, the Borrower has requested that the Lender make a single term loan (the “Loan”) to the Borrower in the aggregate stated principal amount of $650,000,000.00 (the “Principal Amount”) on the date hereof; and

WHEREAS, the Borrower and the Lender desire to enter into this Agreement to evidence the terms and conditions of the Loan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree to be bound as follows:

I.                   Definitions and Interpretations.

A.                Definitions.

For purposes of this Agreement, unless otherwise indicated or defined herein, capitalized terms shall be defined as follows:

“Agreement” is defined in the introduction to this Agreement.

“Applicable Interest Rate” means 7.0% per annum.

“Borrower” means the entity set forth in the introduction to this Agreement and its successors and permitted assigns as provided in Article V of this Agreement.

“Borrower Power” means, with respect to any applicable action, event or circumstance of any Subsidiary of the Borrower, such action, event or circumstance that is within the actual power and authority of the Borrower (acting directly or indirectly, including through its other Subsidiaries) to cause such Subsidiary to take or do such action, event or circumstance, as applicable, or to prevent such Subsidiary from taking, doing or allowing to exist such action, event or circumstance, as applicable, subject to any fiduciary or similar duties, in each case as reasonably determined by the Borrower in good faith.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Pittsburgh, Pennsylvania are required or authorized to be closed or are in fact closed.

“Consolidated EBITDA” means, for any period, an amount equal to the aggregate earnings before interest, tax, depreciation and amortization of the Borrower and its Subsidiaries (excepting the Lender and its Subsidiaries) for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to the Borrower and its Subsidiaries (excepting the Lender and its Subsidiaries) on a consolidated basis, as of the end of any fiscal quarter of the Borrower for the four (4) fiscal quarter period ending on such date, the ratio of (a) total funded debt for borrowed money of the Borrower and its Subsidiaries (excepting the Lender and its Subsidiaries), net of cash and cash equivalents of the Borrower and its Subsidiaries (excepting the Lender and its Subsidiaries) in an aggregate amount not to exceed $100,000,000 (in each case, to the extent such cash and cash equivalents are not “restricted” for purposes of GAAP) on the last day of such period to (b) Consolidated EBITDA for such period.

“Event of Default” has the meaning assigned to such term in Article IV of this Agreement.

“GAAP” means United States Generally Accepted Accounting Principles as then in effect.

“Governmental Authority” shall mean any federal, state, provincial, local, or foreign government, court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Highest Lawful Rate” means the maximum lawful rate of interest permitted to be paid to the Lender by applicable usury laws, rules or regulations, now or hereafter enacted, as changed when and as such laws, rules or regulations change, to the extent permitted by such laws, rules or regulations, effective on the day such change becomes effective.

“Interest Payment Date” means, as the context may require, (i) the last Business Day of each of March and September, commencing in September of 2020, (ii) the Termination Date and (iii) with respect to any prepayment, the date of prepayment.

“Lender” means the entity set forth in the introduction to this Agreement and its successors and permitted registered assigns as provided in Article V of this Agreement.

“Loan” is defined in the introduction to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, and each certificate, agreement or document executed by the Borrower and delivered to the Lender under the requirements of any of the foregoing.

“Material Adverse Effect” means (a) a material adverse change in the operations, business or financial condition of the Borrower and its consolidated Subsidiaries (excepting the Lender and its Subsidiaries), taken as a whole, (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement or any Loan Document to which it is a party.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of February 26, 2020, by and among the Borrower, EQM LP Corporation, LS Merger Sub, LLC, EQGP Services, LLC and Lender.

“Merger Date” shall mean the date upon which the parties to the Merger Agreement consummate the merger contemplated therein pursuant to the terms of the Merger Agreement.

“Note” means the promissory note evidencing the Loan made in accordance with Article II, Section A, substantially in the form of Exhibit A.

“Notes Register” is defined in Article II, Section G.

“Notice of Default” is defined in Article IV, Section A.

“Parties” is defined in the introduction to this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or government or any agency or political subdivision thereof.

“Principal Amount” is defined in the introduction to this Agreement.

“Prior Credit Agreements” means, collectively, (i) that certain Credit Agreement, dated as of December 31, 2018, by and among the Borrower, Goldman Sachs Bank USA, as administrative agent, PNC Bank, National Association, as collateral agent, the lenders and any other parties thereto, as amended, restated, supplemented or otherwise modified from time to time, and (ii) that certain Credit Agreement, dated as of October 31, 2018, by and among the Borrower, PNC Bank, National Association, as administrative agent, the lenders and any other parties thereto, as amended, modified or supplemented from time to time.

“Projections” means the written projections, financial estimates, budgets, and forecasts of the Borrower furnished to the conflicts committee of the general partner of the Lender by or on behalf of the Borrower in connection with the preparation of the Merger Agreement and this Agreement (in each case, as understood by both the Borrower and the conflicts committee of the general partner of the Lender to be final versions of such projections, financial estimates, budgets, forecasts); provided however, that “Projections” shall not in any event include any document or the contents thereof furnished to the conflicts committee of the general partner of the Lender by or on behalf of the Borrower prior to February 24, 2020.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding stock or comparable equity interest having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, stock or comparable equity interest of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Termination Date” means the earliest of (i) the date upon which amounts are paid in full pursuant to any condition hereunder or (ii) the third (3rd) anniversary of the date hereof.

B.                 Interpretations.

In and for the purposes of this Agreement:

1.                  “this Agreement” means this Agreement as the same may from time to time be restated, modified, supplemented, or amended and in effect;

2.                  the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision;

3.                  the headings in this Agreement are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof;

4.                  the singular of any term includes the plural, and vice versa;

5.                  the use of any term is generally applicable to any gender, and where applicable, an entity;

6.                  the word “or” is not exclusive, and the word “including” is not limiting (regardless of whether non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto);

7.                  except as otherwise expressly provided herein, where the time for doing an act falls or expires on a day which is not a Business Day, the time for doing such act is extended to the next Business Day; and

8.                  all references to “USD”, “Dollars” and “$” in this Agreement will be references to the lawful currency of the United States.

II.                The Note.

A.                On the terms and subject to the conditions contained in this Agreement, on the date hereof, the Lender hereby agrees to make the Loan to the Borrower in the Principal Amount. Any portion of the Loan that is repaid may not be reborrowed.

B.                 Closing Conditions. On the date hereof, the Borrower shall:

1.                  execute and deliver a Note payable to the Lender. Such Loan and the interests initially evidenced by the Note shall at all times (including after assignment of all or part of such interests) be evidenced by a promissory note payable to the payee named therein or its registered assigns;

2.                  execute and deliver a certificate of the secretary, assistant secretary, vice president, president or similar officer of the Borrower to the Lender, dated as of the date hereof and certifying:

(a)               that attached thereto is a true and complete copy of the by-laws or other equivalent governing document of the Borrower as in effect on such date and at all times since a date prior to the date of the resolutions described in Clause (2)(b) below;

(b)               that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on such date;

(c)               that attached thereto is a true and complete copy of the articles of incorporation of the Borrower, including all amendments thereto, or other relevant constitutional documents under applicable law of the Borrower, certified as of a recent date by the Secretary of the Commonwealth of Pennsylvania (or other similar official), and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of the Borrower as of a recent date from such Secretary (or other similar official); and

3.                  provide evidence reasonably acceptable to Lender of the pay-off and termination (including the release of any liens or other security interest granted in connection therewith) of the Prior Credit Agreements, which pay-off and termination shall occur prior to, or substantially concurrently with, the advances under this Agreement.

C.                Repayment of Note. The Borrower shall repay the entire remaining unpaid Principal Amount of the Note, together with all accrued but unpaid interest and all reasonable costs of the Lender on the Termination Date.

D.                Optional Prepayments. The Borrower shall have the right to prepay the Principal Amount of the Note, in whole or in part, at any time without notice, penalty or premium. Any prepayment of principal shall be accompanied by a payment of all interest accrued and unpaid on the portion of the Principal Amount being prepaid.

E.                 Interest.

1.                  Interest Amount. The Loan shall bear interest in cash and in Dollars on the unpaid Principal Amount thereof from time to time outstanding, from the date hereof until the Loan is repaid, at a rate per annum equal to the Applicable Interest Rate (plus, during the continuance of an Event of Default, an additional 2.00% per annum on the amount of the Loan outstanding). Interest on the Loan shall be payable semi-annual, in arrears, on each Interest Payment Date.

2.                  Usury Laws. Notwithstanding any other provision of this Agreement, interest under the Note shall not exceed the Highest Lawful Rate; and if any amount is paid under the Note as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a payment on account of the principal amount of the Note.

F.                 Payments and Computations.

1.                  The Borrower shall make each payment hereunder not later than 5:00 P.M. (Eastern time) on the day when due, in Dollars, to the Lender at an account designated from time to time by the Lender in immediately available funds or by such other means as may be agreed between the Borrower and the Lender, without set-off or counterclaim. Payments not paid by the Borrower before 5:00 P.M. (Eastern time) shall be deemed to be received on the next Business Day. Whenever any payment or performance hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

2.                  All payments will be paid to the Person in whose name the Note is registered on the Notes Register at the close of normal business on the Business Day prior to the applicable payment date.

3.                  All computations of interest shall be made by the Lender on the basis of a year of 365 (or, in the case of a leap year, 366) days comprised of actual days in each calendar month. Each computation by the Lender of interest hereunder shall be prima facie evidence of the amount at issue.

G.                Notes Register.

1.                  Borrower shall maintain a register for the Note (the “Notes Register”), which shall include the name and address of the Lender, as well as the outstanding principal amount of the Note owing to the Lender from time to time. The Notes Register shall be available for inspection by the Lender, at any reasonable time and from time to time upon reasonable prior notice.

2.                  The entries made in the Notes Register shall, absent manifest error and to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations recorded therein and the Borrower shall treat the Person whose name is recorded in the Notes Register pursuant to the terms of this Agreement as the Lender for all purposes of the Loan Documents; provided, however, that the failure of the Borrower to maintain such Notes Register or any error therein shall not in any manner affect the obligations of the Borrower to repay the Principal Amount, any unpaid interest thereof or any other amount from time to time outstanding on the Note in accordance with its terms.

H.                Application of Payments. Notwithstanding any other provision of this Agreement or the Note to the contrary, all payments and prepayments of principal on the Note shall be applied first to the reasonable costs of the Lender, second to the accrued but unpaid interest on the Note and third to principal of the Note.

I.                   Status of Note. The Note is a general unsecured, senior obligation of the Borrower.

III.             Representations, Warranties and Covenants of the Borrower.

A.                Warranties. The Borrower represents and warrants to the Lender that as of the date hereof:

1.                  The execution, delivery and performance of this Agreement and the Note (a) have been duly authorized by all necessary organizational action required to be obtained by the Borrower and (b) after giving effect to the payoff, termination and release of liens under the Prior Credit Agreements, will not (i) violate any provision of (A) law, statute, rule or regulation or any applicable order of any court or any rule, regulation or order of any Governmental Authority, (B) the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or (C) any indenture, lease, agreement or other instrument to which the Borrower is a party or by which any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in Sub-clause (i) or (ii) of this Clause (b) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.                  This Agreement is a legally binding obligation of the Borrower that is enforceable in accordance with its terms (subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing).

3.                  The Projections prepared by or on behalf of the Borrower that have been made available at the direction of the Borrower to the conflicts committee of the general partner of the Lender in connection with this Agreement have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date such Projections were prepared; provided that, it is understood that (i) such Projections, as to future events, are not to be viewed as facts and the actual results may differ significantly and materially and (ii) no representation or warranty is made with respect to information of a general economic or industry specific nature.

4.                  (a) The fair value of the assets of the Borrower and its consolidated Subsidiaries (excepting the Lender and its Subsidiaries), on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its consolidated Subsidiaries (excepting the Lender and its Subsidiaries), on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; (c) the Borrower and its consolidated Subsidiaries (excepting the Lender and its Subsidiaries), on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) the Borrower and its consolidated Subsidiaries (excepting the Lender and its Subsidiaries), on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this Clause 4, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

B.                 Affirmative Covenants. The Borrower covenants and agrees with the Lender that while any amount owed to the Lender is outstanding under this Agreement:

1.                  The Borrower shall at any time during regular business hours and as often as reasonably requested, permit the Lender or any employee, agent, or representative of the Lender to examine the records and books of account of, and to visit the properties of, the Borrower, and to discuss the affairs, finances, and accounts of the Borrower with any of its officers or directors.

2.                  The Borrower shall, and shall, to the extent of its Borrower Power, cause each of its Subsidiaries to, keep adequate records and books of account reflecting all financial transactions in conformity with GAAP and all applicable requirements of any governmental authority having jurisdiction over the Borrower or such Subsidiary or their respective businesses or properties.

3.                  The Borrower shall promptly provide to the Lender any and all unaudited financial information (including all financial statements) reasonably requested by the Lender.

4.                  The Borrower shall within ninety (90) days (or such longer period as permitted by the Securities and Exchange Commission for the public filing of financial statements therewith, after giving effect to any extensions permitted thereby) after the end of each fiscal year provide to the Lender audited financial statements for the Borrower for such fiscal year prepared on an audited consolidated basis for such fiscal year prepared in conformity with GAAP.

5.                  The Borrower shall within sixty (60) days (or such longer period as permitted by the Securities and Exchange Commission for the public filing of financial statements therewith, after giving effect to any extensions permitted thereby) after the end of each of the first three fiscal quarters of any fiscal year provide to the Lender unaudited financial statements for the Borrower for such fiscal quarter prepared on an unaudited consolidated basis for such fiscal quarter prepared in conformity with GAAP (subject to normal year-end adjustments and the absence of footnotes).

6.                  The Borrower shall as soon as practicable, and in any event within ten (10) days after a responsible officer obtains actual knowledge of the occurrence thereof, notify the Lender in writing of the occurrence of any Event of Default or any event which, with the giving of notice or lapse of time or otherwise, might constitute an Event of Default and at the same time inform the Lender of any action taken or proposed to be taken by the Borrower in connection therewith.

7.                  The Borrower shall, and shall, to the extent of its Borrower Power, cause each of its Subsidiaries to, comply with all material laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), except (i) where the necessity or fact of compliance therewith is contested in good faith by appropriate proceedings or (ii) the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.                  The Borrower shall pay and discharge, and shall, to the extent of its Borrower Power, cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges, and levies, except where contested in good faith, by proper proceedings and with respect to which adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP.

9.                  The Borrower shall, and shall, to the extent of its Borrower Power, cause each of the Borrower’s Subsidiaries to, preserve and maintain its corporate existence and, except to the extent that the failure to preserve such rights and franchises would not reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries taken as a whole. The Borrower may cause a Subsidiary to dissolve or be liquidated under applicable law so long as the assets of such Subsidiary become the assets of the Borrower or another Subsidiary of the Borrower.

Financial statements required to be delivered pursuant to Clauses 4 and 5 above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower files such information with the Securities and Exchange Commission or posts such information, or provides a link thereto, on the Borrower’s website at www.equitransmidstream.com or any other website identified to the Lender in writing from time to time (but only for financial statements posted to such website after it is so identified).

C.                Negative Covenants. The Borrower covenants and agrees with the Lender that while any amount owed to the Lender is outstanding under this Agreement:

1.                  The Borrower shall not, and shall, to the extent of its Borrower Power, not permit any of Borrower’s Subsidiaries to, directly or indirectly, declare, order, pay, make, or set apart any sum for any payment of principal or interest on any indebtedness for borrowed money contractually subordinated in right of payment to the Note unless such indebtedness shall have become due and payable in accordance with its terms.

2.                  The Borrower shall not issue, guarantee or otherwise become obligated under, or permit to remain outstanding, indebtedness for borrowed money that shall rank senior to the Note (other than in respect of any indebtedness of the Lender or any Subsidiary of the Lender (including, without limitation, any incremental, accordion or supplemental indebtedness, and whether under a credit agreement, note purchase agreement, indenture or any other arrangement or any document related to the foregoing)).

3.                  Prior to the occurrence of the Merger Date, the Borrower shall not issue, guarantee or otherwise become obligated under indebtedness that shall rank pari passu to the Note except (a) the promissory note made by Borrower initially in favor of EQT Corporation and assigned to Lender in the initial aggregate principal amount of up to $196.0 million and (b) in any other case not covered by Clause (a), so long as (i) no Event of Default shall have occurred and be continuing or would result from the incurrence of such indebtedness and (ii) after giving pro forma effect thereto and the use of proceeds thereof, the Consolidated Leverage Ratio of the Borrower is equal to or less than 4.50 to 1.00 at the time of such incurrence.

4.                  Prior to the occurrence of the Merger Date, except in all cases with respect to any indebtedness of the Lender or any Subsidiary of the Lender, the Borrower shall not pledge or otherwise secure, or permit to remain pledged or otherwise secured, substantially all of its assets in favor of any creditor for borrowed money (without the prior written approval of the Lender, which consent may be subject to such additional terms and conditions, including an increase in the Applicable Interest Rate, as the Lender may reasonably request).

For the avoidance of doubt, no restrictions on the activities of the Borrower or its Subsidiaries contained in this Section C shall restrict any activities by the Lender and its Subsidiaries.

IV.             Events of Default.

A.                Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default:

1.                  The Borrower defaults in the payment of the principal of the Note when the same becomes due and payable at its stated maturity, upon declaration or otherwise, and such default continues uncured for a period of five (5) days.

2.                  Subject to the Borrower’s rights under Article II, Section E, the Borrower defaults in the payment of interest on the Note, or any other obligation under the Loan Documents (other than principal) when such interest or other obligation becomes due and payable, and such default continues uncured for a period of five (5) days.

3.                  The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or in any other Loan Document and such failure continues for a period of thirty (30) days after receipt by the Borrower of a Notice of Default (as defined in this Clause 3), provided that, a default under this Clause 3 is not an Event of Default until the Lender notifies the Borrower in writing of the default and the Borrower does not cure such default (and such default is not waived) within the time periods specified in this Clause 3, after actual receipt of such notice (a “Notice of Default”), which must specify the default, demand that it be remedied and state that such notice is a Notice of Default.

4.                  The Borrower shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, or relief of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against the Borrower (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceedings shall occur.

5.                  Any representation or warranty made by the Borrower in Article III, Section A hereof shall be incorrect in any material respect when made or deemed made; provided that, if such lack of correctness is capable of being corrected, remedied or cured, the Borrower shall have a period of 30 days within which to correct, remedy or cure such lack of correctness; provided further that, such 30 day period shall commence upon the earlier of (i) the date upon which written notice from the Lender of such incorrect representation or warranty is received by the Borrower or (ii) the date upon which an executive officer of the Borrower has obtained knowledge of such incorrectness.

6.                  The Borrower fails (i) to make any payment when due in respect of any funded indebtedness for borrowed money with a stated principal amount outstanding in excess of $100,000,000, and such failure continues beyond any applicable grace period, extension or giving of any notice, if any, provided therefor or (ii) to observe any term or covenant in any document governing funded indebtedness for borrowed money with a stated principal amount outstanding in excess of $100,000,000, and such failure continues beyond any applicable grace period, extension or the giving of any notice, if any, provided therefor and the holders of such indebtedness have declared the obligations in respect of such indebtedness due and payable prior to its stated maturity.

B.                 Remedies. During the continuance of any Event of Default the Lender may by notice to the Borrower declare the Note, all unpaid interest thereon (including any interest accrued to such date of acceleration pursuant to Article II) and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Lender may exercise any remedies provided for by the Loan Documents in accordance with the terms thereof or any other remedies provided by applicable law.

V.                Transfers; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written approval of the Lender. Upon written notice to the Borrower, the Lender may freely assign and transfer all of its interest in this Agreement, the Note and the Loan Documents to which it is a party to any other Person. Upon assignment or other transfer of the Note, (a) the Borrower shall update the Notes Register to account for such assignment or transfer and (b) the assignee or transferee may request that the Borrower reissue a promissory note in the name of the assignee or transferee and the Borrower shall promptly take steps to accommodate such request.

VI.             Miscellaneous.

A.                Amendments, Waivers, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by each party against whom enforcement thereof would be sought, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In addition to the foregoing, prior the occurrence of the Merger Date (but not thereafter), the written approval of the conflicts committee of the general partner of the Lender shall be required for any amendment, waiver or other modification to this Agreement or any other Loan Document (i) affecting (y) the interest rate of the Loan, (x) the payment date for any interest due under the Loan or (z) the stated maturity date of the Loan or (ii) that could reasonably be expected to have a material and adverse effect on the rights of the Lender.

B.                 Notices, Etc. Any notice, request, instruction or other document to be given under any section of this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or electronic mail, the next day if by express mail or three days after being sent by registered or certified U.S. mail, return receipt requested, postage prepaid to the following addresses (or at such other address as shall be specified by like notice provided that such notice shall be effective only after receipt thereof):

If to the Lender:

EQM Midstream Partners, LP

2200 Energy Drive

Canonsburg, PA 15137

Attn: Treasurer

Email: treasury@equitransmidstream.com

If to the Borrower:

Equitrans Midstream Corporation

2200 Energy Drive

Canonsburg, PA 15137

Attn: Treasurer

Email: treasury@equitransmidstream.com

provided, however, that notices and communications to the Lender pursuant to Article II or VI shall not be effective until received by the Lender.

C.                No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

D.                Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all (x) deposits (general or special, time or demand, provisional or final) or other funds of (or for the credit or the account of) Borrower at any time held by Lender and (y) any other amounts at any time owing by the Lender to, or for the credit or the account of, the Borrower (whether such amounts constitute indebtedness owed by Lender, distributions on equity interests of Lender or otherwise) against the Note now or hereafter existing whether or not the Lender shall have made any demand under (i) this Agreement or (ii) any other Loan Document and whether or not the Note is otherwise due. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Article VI, Section D are in addition to the other rights and remedies (including other rights of set-off) which the Lender may have.

E.                 Governing Law and Jurisdiction. The laws of the State of New York shall govern the interpretation, construction, validity, enforceability and other matters arising out of or in connection with this Agreement. The Parties agree that any action arising under or in connection with this Agreement shall be brought and maintained in the courts of the Commonwealth of Pennsylvania located in Allegheny County.

F.                 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

G.                Entire Agreement. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the Parties, and supersedes all prior oral or written agreements and understandings, relating to the subject matter hereof.

H.                Lost or Destroyed Note. Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of the Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Borrower or, in case of any such mutilation, upon surrender and cancellation of the Note, the Borrower will issue a new promissory note of like tenor in lieu of the Note.

I.                   Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provisions.

Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE VI, SECTION J.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

LENDER:

EQM MIDSTREAM PARTNERS, LP

By: EQGP Services, LLC, its general partner

By:	/s/ Kirk R. Oliver
Name:	Kirk R. Oliver
Title:	Senior Vice President and Chief Financial Officer

BORROWER:

EQUITRANS MIDSTREAM CORPORATION

By:	/s/ Kirk R. Oliver
Name:	Kirk R. Oliver
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Intercompany Loan Agreement]

Exhibit A

Form of Note

$650,000,000.00 USD	March 3, 2020

FOR VALUE RECEIVED, Equitrans Midstream Corporation, a Pennsylvania corporation (the “Borrower”), HEREBY PROMISES TO PAY EQM Midstream Partners, LP, a Delaware limited partnership (the “Lender”) the aggregate unpaid principal amount of Six Hundred Fifty Million United States Dollars ($650,000,000.00 USD) or so much as has been advanced by the Lender under the Loan Agreement (defined herein) (the “Principal Amount”) under the Note (as defined in the Loan Agreement referred to below) issued by the Borrower to the Lender, payable at such times, and in such amounts, as are specified in the Loan Agreement.

The Borrower promises to pay interest on the unpaid Principal Amount of this Note on a cash basis from the date above until such Principal Amount is paid in full, at a rate of 7.0% per annum or as otherwise provided in the Loan Agreement, and payable in the manner, and at such times, as are specified in the Loan Agreement.

Both principal and interest are payable in lawful money of the United States to the Lender, at such bank as the Lender may designate from time to time in immediately available funds.

This Note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement, dated effective as of March 3, 2020 (said Loan Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Loan Agreement”), between the Borrower and the Lender, and the other Loan Documents referred to therein and entered into pursuant thereto. The Loan Agreement, among other things, (i) provides for the Note of the Borrower in the aggregate unpaid Principal Amount and (ii) contains provisions for acceleration of the maturity of all or a portion of the unpaid Principal Amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is non-negotiable. This Note is conditioned as provided in the Loan Documents. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

This Note, including the interpretation, construction, validity and enforceability thereof, shall be governed by the laws of the State of New York.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Note on the day and year first above written.

Equitrans Midstream Corporation

By:
Name:	Kirk R. Oliver
Title:	Senior Vice President and Chief Financial Officer